Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-63578, 333-115293, 333-118054, 333-124400 and 333-129689) on Form S-3 and (No. 333-121728) on Form S-8 of Star Scientific, Inc. and Subsidiary to our report dated March 3, 2006, with respect to the consolidated financial statements of Star Scientific, Inc. and Subsidiary included in the Amended Annual Report on Form 10-K/A, for the year ended December 31, 2005.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida

March 22, 2006